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Exhibit 10.34

July 1, 2008

VIA HAND DELIVERY AND OVERNIGHT DELIVERY

Jeffrey B. Paulsen

Dear Jeff:

        The purpose of this letter ("Agreement") is to confirm our understanding and agreements regarding your separation from employment with TriMas Corporation ("Trimas"). For purposes of this Agreement, TriMas includes all of its subsidiaries and affiliates.

        1.    Employment and Severance Benefits

        Your employment with TriMas will end on June 19, 2008 (the "Termination Date"). Except as noted below, TriMas, effective on the Termination Date, will discontinue your compensation and benefits, except that TriMas will pay you any accrued and unused vacation time for calendar year 2008.

        In exchange for the agreements contained herein and after this Agreement becomes binding, TriMas will pay you the severance benefits described below in accordance with the TriMas Executive Severance/Change of Control Policy ("Benefits").

  (a)
  Cash Compensation. Base Compensation equal to one year of your current base compensation ($350,000), less all applicable withholdings and similar taxes, paid to you in accordance with TriMas' regular payroll schedule and practices over the next twelve (12) months.

  (b)
  COBRA Continuation of Health Care. Under the federal law known as COBRA, you are eligible to elect to continue your current medical benefits under TriMas' group benefits (including health, dental and prescription plans) for up to eighteen (18) months following the Termination Date for you and your spouse and dependents, provided you and all other covered individuals remain eligible for such coverage. If you timely elect to continue group health coverage under COBRA and subject to TriMas' COBRA policies, TriMas will reimburse you for the monthly employer portion of the COBRA insurance coverage for you, your spouse and dependents until the earlier of June 19, 2009 or the date on which you become eligible to receive any medical benefits under any plan or program of any other employer. You will be charged and responsible for payment of the COBRA premium equal to the employee portion of the premium for the selected coverage that you would have paid if you continued to be a TriMas employee. After the stated continuation period, you will be responsible for 100% of the total COBRA costs.

  (c)
  One-time payment. In lieu of any obligation under the Executive Severance / Change of Control Policy to provide you outplacement assistance, TriMas will provide you, upon your signature of this Agreement, a one time payment of $10,000, less applicable taxes and withholdings and subject to the revocation period in Section 11 below.

  (d)
  AVCP. You will receive an AVCP benefit equal to your 2008 target bonus, plus an amount equal to your 2008 target bonus, less applicable withholdings and similar taxes pro-rated through your Termination Date, payable in twelve (12) equal installments. However, as a "specified employee" under Section 409A of the Internal Revenue Code, you are not entitled to receive payment of the AVCP benefit until six months have lapsed following your Termination Date. Commencing with the seventh month following your Termination Date, you will receive a cash payment equal to the first seven (7) installments, with the remaining installments paid monthly thereafter.

  (e)
  Restricted Stock; Performance Units. You will receive the pro-rata portion of your 2007 and 2008 Restricted Stock grants that would have vested as of the next vesting date following the Termination Date and pro-rated through your Termination Date. With respect to Performance Units awarded in 2008, provided that TriMas meets or exceeds 90% of the 2008 Incentive EBITDA Target, you will receive the number of Performance Units that would have vested as of the next vesting date following the Termination Date and pro-rated through your Termination Date. Except as stated above, Restricted Stock and Performance Units awarded to you in 2007 and 2008 shall be forfeited as of the Termination Date.

        2.    Termination of Other Benefits.    Except as provided herein, you will not receive other benefits, and your right to participate in or receive any and all TriMas benefits will terminate on the Termination Date. No amounts paid under this Agreement shall constitute compensation for purposes of any such benefit plan. Your rights to any accrued and vested benefits under a qualified retirement plan shall be determined in accordance with the applicable plan document.

        3.    Taxes.    Any payments made by TriMas hereunder are subject to applicable federal, state and local tax withholding. You agree that you are exclusively liable for the payment of any federal, state, local or other taxes that may be due as a result of any benefits received by you as provided in this Agreement.

        4.    Confidentiality.    Upon the Termination Date, you will return to TriMas all originals and copies of TriMas documents and all TriMas property. You will continue to hold and treat as strictly confidential all Confidential Information. You acknowledge that TriMas would be immediately and irreparably harmed by an unauthorized disclosure of Confidential Information in such manner and extent that it would be difficult or impossible to ascertain with certainty the exact financial or economic damages. For purposes of this Agreement, "Confidential Information" includes, but is not limited to, information (whether in tangible form or oral) relating to TriMas' business, finances, customers, suppliers, property, employees, technical information, concepts, ideas, trade secrets, plans, formulas, drawings, designs, processes, procedures, inventions, specifications, prototypes, samples, parts, data, and manufacturing techniques.

        5.    Non-Competition.    You agree that you are subject to the restrictive covenants and remedies set forth on Attachment A, which is hereby incorporated into and made part of to this Agreement. You acknowledge that this Agreement provides additional and sufficient consideration for the release contained therein.

        6.    Non-Solicitation.    For a period of one year following Termination Date, you shall not (i) directly or indirectly employ or solicit, or receive or accept the performance of services by, any active employee of TriMas or any of its subsidiaries who is employed primarily in connection with the business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of TriMas to leave TriMas, or assist in any of the foregoing, or (ii) solicit for business (relating to the business) any person who is a customer or former customer of TriMas or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six (6) months.

        7.    Cooperation.

          (a)   You agree that you will not in any way criticize, disparage, attempt to discredit, demean or otherwise call into disrepute TriMas, or its successors, assigns, officers, directors, employees or agents, or any of TriMas' products or services.

          (b)   You agree that you will not assist any party other than TriMas in any claim, litigation, proceeding or investigation against TriMas or other Released Parties (as defined below), except as required by law. You further agree that if you believe any such action is required by law, you will first afford TriMas the opportunity to raise and obtain a ruling on any claim of attorney-client or other privilege, attorney work product protection, contractual or other defense that may be applicable.

          (c)   You agree to provide, at TriMas' reasonable expense, your cooperation to TriMas and the Released Parties in any existing or future claim, litigation, proceeding, investigation or other judicial, administrative or legislative matter in which your assistance may be desired by TriMas.

          (d)   You agree to sign the resignation form attached hereto as Attachment B.

        8.    Release; Acknowledgments.

          (a)   You release and discharge TriMas, its directors, officers, agents, employees (current and former), subsidiaries and any and all affiliate companies, as well as any successor to TriMas (the "Released Parties"), for yourself, your spouse, heirs, agents and assignees, from all claims, liabilities, demands, and causes or action, fixed or contingent and known or unknown, arising from your employment, or any condition or benefit related to your employment or as a result of your separation from employment which you ever had, now have or may have as of the date of signature of this Agreement. This includes, but is not limited to (i) claims arising under any written or oral agreement regarding compensation, benefits, or options or equity grants, (ii) claims arising under Title VII of the Civil Rights Act of 1964 or state civil rights statutes, the Age Discrimination in Employment Act ("ADEA"), the Older Worker Benefit Protection Act ("OWBPA"), the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, or the Employee Retirement Income Security Act, (iii) claims for breach of express or implied contract, breach of promise, promissory estoppel, loss of income, back pay, reinstatement, front pay, impairment of earning capacity, wrongful termination, defamation, libel, slander, discrimination, damage to reputation, fraud, violation of public policy, retaliation, negligent or intentional infliction of mental or emotional distress, intentional tort or any other federal, state or local common law or statutory claims, and all other claims and rights, whether in law or equity. It is the intention of the parties that this paragraph will be construed as broadly as possible; however, this paragraph does not include claims arising under state workers' compensation laws and state unemployment laws and does not waive rights or claims that may accrue after the date this Agreement is executed. This paragraph also does not affect your right to file a charge or otherwise participate in an EEOC proceeding insofar as it is required by current EEOC regulations. You understand that TriMas will assert this Agreement as an affirmative defense against any claim asserted by you in any forum.

          (b)   In signing this Agreement, you agree to waive any rights you might have to pursue any claims against the Released Parties through any alternative dispute resolution process, or through any court or administrative agency, to the extent permitted by law, and further agree not to bring any suit or action in any court or administrative agency, to the extent permitted by law, against any of the Released Parties, arising out of or relating to the subject matter of this Agreement.

          (c)   You acknowledge that this Agreement provides additional and sufficient consideration for the release contained herein. You also acknowledge that the Benefits are not otherwise owed to you under any agreement, policy or practice.

        9.    Nondisclosure.    You agree not to disclose the existence of this Agreement or any of its terms to any third parties other than your spouse, tax advisors, accountants and attorneys, or as otherwise required by law. If you disclose the contents of this Agreement to any person as permitted above, you shall use your best efforts to prevent all such persons from disclosing the contents of this Agreement. If any claim or demand is made to legally compel you to disclose the terms and conditions of this Agreement, you will promptly notify TriMas' General Counsel of such claim or demand before responding thereto, so that TriMas may take such action as it deems appropriate.

        10.    References.    If you seek a reference for employment purposes, TriMas will provide you with a favorable written recommendation. Recommendation requests should be submitted to TriMas' President and Chief Executive Officer.

        11.    Consideration Time and Revocation Period.

          (a)   You acknowledge you have sufficient time, totaling forty-five (45) days from receipt of the Agreement together with Addendum, to determine if you wish to accept the terms. In the event you sign and return this Agreement before that time, you certify, by such execution, that you knowingly and voluntarily waive the right to the full time period, for reasons personal to you, with no pressure by TriMas to do so. TriMas has made no promises, inducements or threats to cause you to sign this Agreement before the end of the forty-five (45) day period.

          (b)   You understand that you may revoke this Agreement for a period of seven (7) calendar days following your execution of the Agreement. You understand that any revocation, in order to be effective, must be: (1) in writing and either postmarked within seven (7) days of your execution of the Agreement and addressed to General Counsel, TriMas Corporation, 39400 Woodward, Suite 130, Bloomfield Hills, MI 48304 or (2) hand-delivered within seven (7) days of your execution of the Agreement to TriMas' General Counsel at the address listed above. If revocation is by mail, certified mail, return receipt requested is required to show proof of mailing.

          (c)   No payments or benefits under this Agreement shall be made to you until after the seven (7) day revocation period has expired. If you do not revoke this Agreement within the seven (7) day revocation period, then this Agreement shall become fully and finally effective and the payments and benefits provided hereunder will be made to you in accordance with this Agreement.

        12.    Receipt of Addendum.    You acknowledge receipt of the Addendum to this Agreement (delivered with the copy of this Agreement provided to you by overnight delivery, which lists the ages and job titles of both (a) the employees who are being offered at the present time a similar Separation Agreement, and (b) the employees who are not being offered at the present time a Separation Agreement.

        13.    Complete Agreement.    In executing this Agreement, you are doing so knowingly and voluntarily and agree that you have not relied upon any oral statements by TriMas or its representatives, and that this Agreement, when signed by both parties, supersedes any and all prior written agreements between the parties regarding the terms of your employment or the termination of such employment. Any modification of this Agreement must be made in writing and signed by you and an authorized representative of TriMas and must specifically refer to and expressly modify this Agreement.

        14.    Severability.    Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement; provided that such court may, in lieu of finding any provision hereof to be unenforceable, illegal or invalid, modify any such provision to preserve to the greatest extent possible the intended effect of such provision while otherwise rendering it legal and enforceable.

        15.    Choice of Law.    This Agreement shall be deemed to be made and entered into in the State of Michigan and shall in all respects be interpreted, enforced and governed under the laws of the State of Michigan, except if applicable federal law provides differently.

        16.    Attorney.    You acknowledge that you have had the opportunity to review this Agreement with an attorney of your choosing and at your cost, and have been encouraged and given ample time to consult with your own legal counsel prior to executing this Agreement.

        17.    Deadline for Acceptance.    You must accept this Agreement, by signing it within forty-five (45) days after original delivery to you, or the offer contained in this Agreement will be withdrawn.

        18.    Consequences of Violation of Promise.    If you break the promise in paragraph 8 of this Agreement and file a lawsuit based on legal or equitable claims that you have released, it is expressly understood and agreed that the release and discharge is a complete defense to the lawsuit. If litigation is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable legal fees and costs incurred in the litigation. You expressly understand and acknowledge that claims, if any, by you under, and/or challenging this Agreement's validity under, the ADEA and/or the OWBPA are specifically excluded from and are not subject to the prevailing party, fee-shifting provision in this paragraph 18.

TriMas Corporation

/s/ Jeffrey B. Paulsen Jeffrey B. Paulsen

Date: July 7, 2008	By:	/s/ Grant H. Beard Grant H. Beard President and Chief Executive Officer

Date: July 7, 2008

 Attachment A

        By my signature below, I, Jeffrey B. Paulsen, (hereinafter "Executive"), accept the following covenants, in exchange for consideration provided under the Agreement with TriMas Corporation ("TriMas"), which Agreement incorporates these covenants.

        (a)   Executive acknowledges and recognizes the highly competitive nature of the business of TriMas and accordingly agrees that for the twelve (12) month period following the Termination Date, as defined in the Agreement, Executive shall not engage, either directly or indirectly, as a principal for Executive's own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any business which designs, develops, manufacturers, distributes, sells or markets the type of products or services sold, distributed or provided by TriMas ("the Business"); provided that nothing herein shall prevent Executive from owning, directly or indirectly, not more than five percent (5%) of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an over-the-counter securities market.

        (b)   It is expressly understood and agreed that although Executive and TriMas consider the restrictions contained in this Attachment A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Attachment A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

        (c)   Executive acknowledges and agrees that TriMas' remedies at law for a breach or threatened breach of any of the provisions of this Attachment A would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Executive shall forfeit all payments otherwise due under the letter agreement or any consulting agreement between executive and the company and shall return any payments made under the letter agreement and consulting agreement. Moreover, TriMas, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

/s/ Jeffrey B. Paulsen Jeffrey B. Paulsen
Date: July 7, 2008

 Attachment B

        I, Jeffrey B. Paulsen, hereby resign with effect from June 19, 2008 from all officer and/or director positions of TriMas Corporation and its affiliates and subsidiaries, including all foreign entities.

/s/ Jeffrey B. Paulsen Jeffrey B. Paulsen

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  Exhibit 10.34
Attachment A
Attachment B